Exhibit 99.1

Host Digital Authorizes $15 Million Share Buyback Program

Board believes the current share price does not reflect the value of Host Digital’s contracted AI data center platform

NEW YORK, NY, Oct. 20, 2026 — Host Digital Inc. (NYSE American: HOST) (“Host Digital” or the “Company”), a developer, owner, and operator of digital infrastructure for artificial intelligence (“AI”) and high-performance computing (“HPC”), today announced that its Board of Directors has unanimously authorized a share repurchase program under which the Company may repurchase up to $15 million of its outstanding common stock for up to one year.

The authorization reflects the Board’s confidence in Host Digital’s long-term strategy and gives the Company the flexibility to repurchase shares when it believes the market price does not reflect the value of its business, while continuing to prioritize the financing and delivery of its contracted data center projects.

Host Digital’s first project, Site I in northeast Oklahoma, is an energized facility with 55 megawatts (“MW”) of gross power and 43 MW of critical IT load. The site is leased under a 15-year take-or-pay agreement representing approximately $1.25 billion in base-term contracted revenue, with rent that increases 3% annually. The lease is expected to be supported by a backstop from a U.S.-based, investment-grade global technology company, and the Company is targeting delivery to its tenant in the first quarter of 2027.

Host Digital also continues to pursue the acquisition of a second energized and leased site in northeast Oklahoma from its sponsor, as previously disclosed.

“The Board authorized this program because we believe the market is undervaluing Host Digital and the assets it controls,” said Shawn Matthews, Chairman of the Board of Host Digital. “We see an opportunity to build long-term value per share by repurchasing stock at prices that do not appropriately reflect what this business is worth, in our view. We will weigh any repurchases against our project commitments and other uses of capital.”

“Our share price hasn’t changed the power available at Site I or the signed 15-year take-or-pay lease behind it,” said Harmol Samra, Host Digital’s Chief Executive Officer. “We’re targeting delivery in the first quarter of 2027, and our top priority remains financing, developing, and delivering our contracted projects. We’ll evaluate repurchases alongside those commitments and our other capital needs.”

In determining whether and when to repurchase shares, Host Digital will consider, among other factors, its liquidity and capital requirements, development expenditures, anticipated cash flows, alternative investment opportunities, the market price of its common stock, and prevailing market conditions.

The timing, method, price, and volume of any share repurchases will be at the Company’s discretion. Repurchases may be made through open market transactions, including pursuant to Rule 10b5-1 trading plans, privately negotiated transactions, or structured transactions arranged through investment banks, among other methods, in compliance with applicable securities laws and regulations, including Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934. The Company is not obligated to repurchase any specific number of shares and may modify, suspend, or discontinue the program at any time.

About Host Digital

Host Digital Inc. (NYSE American: HOST) primarily develops, acquires, owns, and operates institutional-quality data centers in the United States that support AI and HPC workloads. The Company focuses on RightScaled sites of 20 MW to 100 MW with existing or near-term access to power, leased under long-term contracts to strong or credit-enhanced counterparties. Host Digital seeks to own and control the real estate, power, and data center infrastructure at each site, and provides turnkey facilities where tenants select and deploy their own compute infrastructure and model layers. Host Digital is led by CEO Harmol Samra, formerly of PGIM, Starwood and ICONIQ, where they developed a 2.2GW data center platform with 82 sites worldwide, and Chairman Shawn Matthews, the former CEO of global investment bank Cantor Fitzgerald. For more information, visit www.hostdigital.ai.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the share repurchase program; whether, when, and to what extent shares may be repurchased; the expected timing of repurchases; the expected delivery of Site I; the Site I lease and its expected backstop; the potential acquisition of a second site; capital allocation, financing, liquidity, and development priorities; and the Company’s strategy, operations, and growth plans. These statements reflect current expectations and assumptions, not guarantees of future results. Actual outcomes may differ materially as a result of risks and uncertainties, including the availability of funds, future financing requirements, the Company’s ability to execute its development plans, market conditions, trading prices, contractual restrictions, and the risks described in the Company’s filings with the Securities and Exchange Commission. Readers should not place undue reliance on these statements, which speak only as of the date hereof. Host Digital undertakes no obligation to update forward-looking statements except as required by law.

Contacts

Media: Jessica Starman | jessica@elev8newmedia.com | 888-461-2233

Investors: Jason Assad | info@bridge-comms.com